Exhibit 16.1

September 14, 2009

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated September 10, 2009 of Epic Energy Resources Inc. (the "Company") to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

 /s/ Malone & Bailey, PC
Malone & Bailey, PC
Houston, Texas